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                                  EXHIBIT 21.1

                            SUBSIDIARIES OF COMPANY



      NAME OF SUBSIDIARY                   STATE OF INCORPORATION
      ------------------                   ----------------------
1.    Americana Memorabilia, Inc.          New Jersey

2.    Classic Games, Inc.                  Delaware

3.    Classic Marketing, Inc.              New Jersey

4.    SB Acquisition Corp.                 New Jersey

5.    The Score Board Holding Corporation  Delaware